PRICING SUPPLEMENT Dated May 30, 2023
Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-260359
Supplementing the Preliminary Prospectus
 Supplement, dated May 30, 2023 and
the Base Prospectus, dated October 19, 2021

AerCap Ireland Capital Designated Activity Company
AerCap Global Aviation Trust

$1,000,000,000 5.750% Senior Notes due 2028

Guaranteed by:
AerCap Holdings N.V.

Pricing supplement, dated May 30, 2023 (this “Pricing Supplement”) to the Preliminary Prospectus Supplement, dated May 30, 2023 (the “Preliminary Prospectus Supplement”), and the related Base Prospectus, dated October 19, 2021 (the “Base Prospectus” and, together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and the Base Prospectus, the “Prospectus”), of AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust.

This Pricing Supplement relates only to the securities described below and should only be read together with the Prospectus. This Pricing Supplement is qualified in its entirety by reference to the Prospectus. The information in this Pricing Supplement supplements the Prospectus and supersedes the information in the Prospectus to the extent inconsistent with the information in the Prospectus.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

Issuers:	AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust
Notes Offered:	5.750% Senior Notes due 2028 (the “Notes”)
Ratings[1]:	Baa2 / BBB / BBB (Moody’s / S&P / Fitch)
Distribution:	SEC Registered

1 These ratings have been provided by Moody’s, S&P and Fitch. A securities rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time and each rating should be evaluated independently of any other rating.

Trade Date:	May 30, 2023
Settlement Date:
June 6, 2023 (T+5)

We expect that delivery of the Notes will be made to investors on or about June 6, 2023, which will be the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before the date of delivery should consult their advisors.

Principal Amount:	$1,000,000,000
Maturity Date:	June 6, 2028
Coupon:	5.750%
Issue Price to Public:	99.031% of the principal amount, plus accrued interest, if any, from June 6, 2023
Gross Proceeds:	$990,310,000
Benchmark Treasury:	UST 3.625% due May 31, 2028
Benchmark Treasury Price:	99-05 ¾
Yield:	3.807%
Spread to Benchmark Treasury:	+217 basis points
Yield to Maturity:	5.977%
Interest Payment Dates:	June 6 and December 6, beginning on December 6, 2023
Optional Redemption:	Following issuance and prior to May 6, 2028, make-whole call at T+35 basis points. At any time on or after May 6, 2028, par call.
Optional Tax Redemption:
If the Issuers become obligated to pay any additional amounts as a result of any change in the law of Ireland or certain other relevant taxing jurisdictions that is announced or becomes effective on or after the date on which the Notes are issued (or the date the relevant taxing jurisdiction became applicable, if later), the Issuers may redeem the Notes at their option in whole, but not in part, at any time at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date and additional amounts, if any.

CUSIP / ISIN:	00774M BC8 / US00774MBC82
Other Information
Denominations:	$150,000 and integral multiples of $1,000 in excess thereof
Underwriters:
Joint Book-Running Managers:

Barclays Capital Inc.
Credit Agricole Securities (USA) Inc.
Deutsche Bank Securities Inc.
RBC Capital Markets, LLC
Wells Fargo Securities, LLC
HSBC Securities (USA) Inc.
MUFG Securities Americas Inc.
Truist Securities, Inc.
SG Americas Securities, LLC
Fifth Third Securities, Inc.

Co-Manager:

Academy Securities, Inc.

THIS INFORMATION DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE SECURITIES OR THIS OFFERING. PLEASE REFER TO THE PROSPECTUS FOR A COMPLETE DESCRIPTION.

THE ISSUERS HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUERS HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUERS AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS BY CALLING BARCLAYS CAPITAL INC. TOLL-FREE AT (888) 603-5847, CREDIT AGRICOLE SECURITIES (USA) INC. TOLL-FREE AT (866) 807-6030, DEUTSCHE BANK SECURITIES INC. AT (800) 503-4611, OR RBC CAPITAL MARKETS, LLC TOLL-FREE AT (866) 375-6829 OR WELLS FARGO SECURITIES, LLC TOLL-FREE AT (800) 645-3751.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

THIS COMMUNICATION IS NOT INTENDED TO BE A CONFIRMATION AS REQUIRED UNDER RULE 10b-10 OF THE SECURITIES EXCHANGE ACT OF 1934. A FORMAL CONFIRMATION WILL BE DELIVERED TO YOU SEPARATELY.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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